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                                                                     EXHIBIT 5.1

                 [LOGO FOR ERVIN, COHEN & JESSUP APPEARS HERE]





                                                                        0736-287
                                 June 27, 1996


Newpark Resources, Inc.
3850 Causeway Boulevard
Suite 1770
Metairie, Louisiana 70002

     RE:  FORM S-8 REGISTRATION STATEMENT

Gentlemen:

     We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to (i) 1,312,500 shares of Common Stock of Newpark Resources, Inc., a Delaware corporation (the "Company"), reserved for issuance from time to time upon the exercise of stock options granted pursuant to the Company's 1995 Incentive Stock Option Plan (the "1995 Plan"), and (ii) 52,500 shares of Common Stock of the Company reserved for issuance from time to time upon the exercise of stock options granted pursuant to the Company's 1993 Non-Employee Directors' Stock Option Plan (the "1993 Plan"). The foregoing shares of Common Stock are hereinafter referred to as the "Shares".

     We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. Based upon our examinations and inquiries, it is our opinion that the Shares have been duly authorized by the Board of Directors of the Company and, when issued in accordance with the terms of (i) the 1995 Plan and options granted pursuant thereto, or (ii) the 1993 Plan and options granted pursuant thereto, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            ERVIN, COHEN & JESSUP